Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-239179 and 333-215350) of our report dated March 30, 2026, with respect to the consolidated financial statements of HireQuest, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tampa, Florida

March 30, 2026